Exhibit (a)(1)(d)

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE CHANGED YOUR MIND

AND YOU DO NOT WANT TO EXCHANGE YOUR OPTIONS

PALMSOURCE, INC.

OFFER TO EXCHANGE OPTIONS

WITHDRAWAL FORM

You previously received (i) a copy of the offer to exchange; (ii) the letter from Mr. David C. Nagel, dated April 1, 2004; and (iii) an election form. You signed and returned the election form, in which you elected to ACCEPT PalmSource, Inc.’s offer to exchange all of your eligible options. You should submit this form only if you now wish to change that election and REJECT PalmSource, Inc.’s offer to exchange all of your eligible options.

To withdraw your election to exchange all of your eligible options, you must sign, date and deliver this withdrawal form via facsimile, fax number: (408)-400-1944, or hand delivery to Stock Administration at PalmSource, Inc., 1240 Crossman Avenue, Sunnyvale, CA 94089-1116 by 5:00 p.m., Pacific Time, on April 29, 2004.

You should note that if you withdraw your acceptance of the offer as to the eligible options you previously elected to exchange, you will not receive any new options pursuant to the offer in replacement for the withdrawn options. You will keep all of the options that you withdraw. These options will continue to be governed by the plan or arrangement the option was originally granted under and by the existing option agreements between you and PalmSource, Inc.

You may change this withdrawal, and again your withdrawn options by submitting a new election form to Stock Administration via facsimile (fax number: (408)-400-1944) or hand delivery to Stock Administration at PalmSource, Inc., 1240 Crossman Avenue, Sunnyvale, CA 94089-1116, by 5:00 p.m., Pacific Time, on April 29, 2004.

To withdraw all tendered options, check the following box:

☐ I wish to withdraw ALL the options listed on my election form and instead REJECT the offer to exchange options. I do not wish to exchange any options.

Please sign this withdrawal form and print your name exactly as it appears on the election form.

Signature of Participant	PalmSource, Inc. Employee ID#

Name of Participant (Please print)	E-mail Address Date and Time

RETURN TO STOCK ADMINISTRATION NO LATER THAN 5:00 p.m., PACIFIC TIME,

ON APRIL 29, 2004 BY FAX (FAX # (408)-400-1944) OR BY HAND DELIVERY

PALMSOURCE, INC.

OFFER TO EXCHANGE OPTIONS

INSTRUCTIONS TO THE WITHDRAWAL FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of Withdrawal Form.

A properly completed and executed original of this withdrawal form (or a facsimile of it), must be received by Stock Administration, either via hand delivery at PalmSource, Inc., 1240 Crossman Avenue, Sunnyvale, CA 94089-1116 or via the facsimile, fax number (408)-400-1944 on or before 5:00 p.m., Pacific Time, on April 29, 2004 (referred to as the expiration date). If PalmSource, Inc. (sometimes referred to as the Company) extends the offer, this withdrawal form must be received by Stock Administration by the date and time of the extended expiration of the offer.

The delivery of all required documents (e.g., proof of name change), including withdrawal forms and any new election forms, is at your risk. Delivery will be deemed made only when actually received by PalmSource, Inc. You may hand deliver your election form to Stock Administration at PalmSource, Inc., 1240 Crossman Avenue, Sunnyvale, CA 94089-1116, or you may fax it to Stock Administration at fax number (408)-400-1944. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your withdrawal form by e-mail within three (3) U.S. business days; if you have not received such an e-mail confirmation of receipt, it is your responsibility to ensure that your withdrawal form has been received by Stock Administration.

Any options previously elected for exchange and not withdrawn by you will still be tendered for the entire outstanding, unexercised portion of such options. In addition, if you do not withdraw all of your options from this offer, and as a result are still participating in the offer, all options granted to you on or after November 7, 2003 will still be deemed tendered for exchange (including any options granted to you from the commencement of the offer through the expiration date).

Although by submitting a withdrawal form you have withdrawn your previously tendered options from the offer, you may change your mind and re-elect to exchange your eligible options until the expiration of the offer. You should note that you may not rescind any withdrawal and any eligible options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date. Tenders to re-elect to exchange options may be made at any time before the expiration date. If PalmSource, Inc. extends the offer beyond that time, you may re-tender your options at any time until the extended expiration of the offer. To re-elect to tender the withdrawn options, you must deliver a later dated and signed election form with the required information to Stock Administration, while you still have the right to participate in the offer. Your options will not be properly tendered for purposes of the offer unless the withdrawn options are properly re-tendered before the expiration date by delivery of the new election form following the procedures described in the instructions to the election form. This new election form must be signed and dated after your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election or withdrawal form received by us prior to the expiration date.

Although it is our intent to send you an e-mail confirmation of receipt of this withdrawal form, by signing this withdrawal form, you waive any right to receive any notice of the withdrawal of the tender of your options.

2.	Signatures on this Withdrawal Form.

If this withdrawal form is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to PalmSource, Inc. of the authority of that person so to act must be submitted with this withdrawal form.

3.	Other Information on this Withdrawal Form.

In addition to signing this withdrawal form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address.

4.	Requests for Assistance or Additional Copies.

Any questions or requests for assistance, as well as requests for additional copies of the offer to exchange, the election form or this withdrawal form should be directed to Cindi Fisse, at PalmSource, Inc., 1240 Crossman Avenue, Sunnyvale, CA 94089-1116, telephone number (408)-400-1944. Copies will be furnished promptly at PalmSource’s expense.

5.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any withdrawal forms. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any withdrawal forms that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any withdrawal form or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No withdrawal of options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The withdrawal form (or a facsimile copy of it) together with all other required documents (e.g., proof of name change) must be received by Stock Administration, on or before the expiration date.

6.	Additional Documents to Read.

You should be sure to read the offer to exchange, all documents referenced therein, and the letter from Mr. David C. Nagel dated April 1, 2004, before making any decisions regarding participation in, or withdrawal from, the offer.

7.	Important Tax Information.

If you are subject to tax in the United States, you should refer to Section 14 of the offer to exchange, which contains important federal income tax information. If you are subject to tax in France, you should refer to Schedule C, which contains important tax information. If you are subject to tax in a jurisdiction other than the United States or France, we strongly recommend that you consult your personal tax advisor to determine the tax impact of the offer. In any event, we also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.